Filed Pursuant to Rule 424(b)(7)
Registration No. 333-222632
PROSPECTUS SUPPLEMENT
To prospectus dated January 19, 2018
788,724 Shares
Oil States International, Inc.
Common Stock
This prospectus supplement updates and amends certain information contained in the prospectus dated January 19, 2018, (the “Prospectus”), as supplemented by the prospectus supplement dated May 4, 2018, covering the resale by selling securityholders of up to an aggregate of 788,724 shares of common stock, par value $0.01 per share, of Oil States International, Inc (the “Common Stock”). This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any additional amendments or supplements thereto.
Investing in our Common Stock involves risks. See “Risk Factors” on page 2 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 4, 2018

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Securityholders” in the Prospectus. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SECURITYHOLDERS
On or about July 20, 2018, GEODynamics Partners LLC distributed shares of Common Stock to the selling securityholders listed under “Other Transferees” below. We are amending the Selling Securityholders table in the Prospectus to reflect these transfers and to include or update information with respect to the transferees of such interests.
We prepared the table based on information provided to us by the selling securityholders. We have not sought to verify such information.

Selling Securityholders	Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering (1)	Shares Offered Hereby	Shares to be Beneficially Owned After Offering	Percentage of Shares to be Beneficially Owned After Offering
GEODynamics Partners LLC	—	—	—	—	—
Oakall Management Limited LLC	458,253	*	458,253	—	—
Other Transferees (2)	330,471	*	330,471	—	—

*	Less than one percent.

(1)	Based on 59,983,522 shares issued and outstanding as of September 30, 2018.

(2)	Reflects shares received in the transfer from GEODynamics Partners LLC.

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